SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.   )

        Filed by the Registrant  [ X ]

        Filed by a Party other than the Registrant  [   ]

        Check the appropriate box:

        [   ]Preliminary Proxy Statement   [   ]Confidential, for
                                                Use of the Commission
                                                Only (as Permitted by
                                                Rule 14a-6(e)(2))
        [ X ]Definitive Proxy Statement

        [   ]Definitive Additional Materials

        [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                               THERMO VOLTEK CORP.
                               -------------------
                  (Name of Registrant as Specified in Charter)



                     --------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [ X ]No fee required.

        [   ]Fee computed on table below per Exchange Act Rules
             14a-6(i)(4) and 0-11.
             (1) Title of each class of securities to which transaction applies: ______________________________________________
             (2) Aggregate number of securities to which transaction applies: ______________________________________________
             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
             (4)  Proposed maximum aggregate value of transaction: ______
             (5)  Total fee paid: _______________________________________

        [   ]Fee paid previously with preliminary materials.

        [   ]Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the
PAGE
             previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             (1)  Amount Previously Paid: _______________________________
             (2)  Form, Schedule or Registration Statement No.: _________
             (3)  Filing Party: _________________________________________
             (4)  Date Filed: ___________________________________________

        Notes:
PAGE

        THERMO VOLTEK CORP.
        470 Wildwood Street
        Woburn, Massachusetts  01888







        May 8, 1997

        Dear Stockholder:

             The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Voltek Corp. I respectfully request all Stockholders attend this meeting, if possible.

             Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

             Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this proxy.

                                      Yours very truly,



                                      JOHN W. WOOD JR.
                                    Chairman and Chief Executive Officer
PAGE

        THERMO VOLTEK CORP.
        470 Wildwood Street
        Woburn, Massachusetts  01888


        May 8, 1997




        To the Holders of the Common Stock of

            THERMO VOLTEK CORP.

        NOTICE OF ANNUAL MEETING

             The 1997 Annual Meeting of the Stockholders of Thermo Voltek Corp. (the "Corporation") will be held on Monday, June 2, 1997, at 1:30 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the meeting is to consider and take action upon the following matters:

        1.   Election of six directors.

        2. A proposal recommended by the Board of Directors to amend the Corporation's equity incentive plan to increase the shares available for issuance under the plan by 300,000 shares.

        3. Such other business as may properly be brought before the meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the meeting is April 7, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the

                                        2
PAGE
        accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                           SANDRA L. LAMBERT
                                                Secretary














































                                        3
PAGE

        PROXY STATEMENT

             The enclosed proxy is solicited by the Board of Directors of Thermo Voltek Corp. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 1:30 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, Woburn, Massachusetts 01888. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 12, 1997.

        VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of six directors, constituting the entire Board of Directors and one other matter: a proposal to increase the number of shares available for issuance under the Corporation's equity incentive plan by 300,000 shares.

              The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.05 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted toward establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock
        present and entitled to vote on the election.    For the
        management proposal, the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the proposal is necessary for approval. Withholding authority to vote for a nominee for director or the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on
                                        4
PAGE
        the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 9,910,927 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.





































                                        5
PAGE

        --PROPOSAL 1--

         ELECTION OF DIRECTORS

             Six directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

        Nominees for Directors

             Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public corporations in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock, and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of product quality assurance systems, detection equipment and biomedical products, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

        Elias P.          Dr. Gyftopoulos, 69, has been a director of
        Gyftopoulos       the Corporation since 1994.  He is Professor
                          Emeritus at The Massachusetts Institute of
                          Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear
                          Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron, Thermo
                          BioAnalysis Corporation, Thermo Cardiosystems
                          Inc., ThermoLase Corporation, Thermo
                          Remediation Inc., ThermoSpectra Corporation and Trex Medical Corporation.

        William W. Hoover Mr. Hoover, 65, has been a director of the
                          Corporation since 1986. Mr. Hoover is a retired U.S. Air Force Major General and former assistant secretary of the U. S. Department of Energy. Since 1993, Mr. Hoover has been president of Hoover Associates, a consulting firm. Prior to 1993, Mr. Hoover was executive vice president of Air Transport Association of America, a position he held for more than five years.






                                        6
PAGE

        Sandra L. Lambert Ms. Lambert, 42, has been a director of the
                          Corporation since 1990. Ms. Lambert has been secretary of the Corporation since January 1991 and secretary and senior counsel of Thermo Electron since July 1990. For more than five years prior to that time, she was associate general counsel of Thermo Electron. Ms. Lambert also serves as clerk of Thermedics.

        Theo              Mr. Melas-Kyriazi, 37, has been a director of
        Melas-Kyriazi     the Corporation since 1990.  Mr. Melas-Kyriazi
                          was treasurer of the Corporation from January
                          1991 to September 1994 and was treasurer of
                          Thermo Electron from May 1988 to August 1994.
                          Since August 1994, he has served as president
                          and chief executive officer of ThermoSpectra
                          Corporation.  Mr. Melas-Kyriazi is also a
                          director of Thermo Remediation Inc. and
                          ThermoSpectra Corporation.
        Peter Richman     Mr. Richman, 69, has been a director of the
                          Corporation since 1993. Mr. Richman was a consultant to Thermedics and its subsidiaries, including the Corporation, on corporate development and acquisition strategies from
                          March 1993 to March 1995. For more than five years prior to that time, he was president and chief executive officer of KeyTek Instrument
                          Corp. Mr. Richman is also a director of Thermo Sentron Inc.
        John W. Wood Jr.  Mr. Wood, 53, has been a director of the
                          Corporation and chairman of the board since
                          1990. Mr. Wood has been the chief executive officer of the Corporation since 1992, and was also the president of the Corporation from 1992 to February 1997. Mr. Wood has been a senior vice president of Thermo Electron since
                          December 1995, and, prior to that promotion, was a vice president of Thermo Electron since
                          September 1994. Mr. Wood has been president and chief executive officer of Thermedics since 1984. Mr. Wood is also a director of Thermedics, Thermedics Detection Inc., Thermo
                          Cardiosystems Inc. and Thermo Sentron Inc.


        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Richman (Chairman) and Mr. Hoover. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of
                                        7
PAGE
        reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Hoover (Chairman) and Dr. Gyftopoulos. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met five times, the Audit Committee met twice and the Human Resources Committee met five times during fiscal 1996. Each director attended at least 75% of all meetings of the Board of Directors and committees on which he or she served held during fiscal 1996. Compensation of Directors

        Cash Compensation

             Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Ms. Lambert, Mr. Melas-Kyriazi and Mr. Wood are employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

        Deferred Compensation Plan

             Under the deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed
                                        8
PAGE
        solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 56,250 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to 3,576.39 shares of Common Stock were accumulated under the Deferred Compensation Plan.
















































                                        9
PAGE

        Directors Stock Option Plan

             The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, options to purchase 17,550 shares of Common Stock were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 38,700 shares of Common Stock were available for future grant under the Directors Plan.

        Stock Ownership Policies for Directors

             During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
        for directors.   The stock holding policy requires each director
        to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

             In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to
                                       10
PAGE
        executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

        STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of March 1, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
        (iv) all directors and current executive officers as a group.

             While certain directors and executive officers of the Corporation are also directors and executive officers of Thermedics or Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics or Thermo Electron.


































                                       11
PAGE


                                  Thermo                     Thermo
                                  Voltek       Thermedics    Electron
        Name                      Corp. (2)    Inc. (3)      Corporation
                                                             (4)

        Thermedics Inc. (5)       7,548,186    N/A           N/A
        Dominick R. Congiusti     26,092       14,143        11,413
        Elias P. Gyftopoulos      3,750        4,500         71,070

        William W. Hoover         23,394       0             0
        Sandra L. Lambert         1,912        9,987         78,292
        Theo Melas-Kyriazi        7,498        21,128        159,073

        Michael D. Norton         94,776       19,350        26,120
        Peter Richman             53,226       8,000         3,300
        John W. Wood Jr.          93,071       175,347       263,199




        All directors and current 352,249      338,298       1,284,339
        executive
        officers as a group (11
        persons)




        (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

        (2) Shares of the Common Stock shown in the table reflect a three-for-two split of such stock distributed in August 1996 in the form of a 50% stock dividend. Shares beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Mr. Hoover, Mr. Melas-Kyriazi, Mr. Norton, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 24,698, 3,750, 18,296, 7,498, 82,950, 40,650, 78,450 and 298,790 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Richman and all directors and executive officers as a group include 3,576 shares allocated through March 1, 1997, to his account maintained under the Corporation's deferred compensation plan for directors. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 3.5% of the Common Stock outstanding as of such date.

        (3) Shares of the Common Stock shown in the table reflect a three-for-two split of such stock distributed in August 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermedics beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Norton, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 12,100, 4,500, 8,000, 20,000, 19,350, 4,500, 125,500 and 262,950
        shares, respectively, that such person or member of the group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi, and all directors and executive officers as a group include 843, 984 and 4,588 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets are executive officers of Thermo Electron (the "ESOP"). Shares of the common stock of Thermo Voltek Corp. beneficially owned by Mr. Wood include 2,600 shares held in trust for the benefit of two children. The directors and executive officers did not individually or as a group beneficially own more than 1.0% of Thermedics common stock outstanding as of March 1, 1997.

        (4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the
                                       12
PAGE
        common stock of Thermo Electron beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Norton, Mr. Wood and all directors and executive officers as a group include 9,900, 9,375, 73,346, 116,772, 25,837, 227,658 and
        990,147 shares, respectively, that such person or member of the group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi and all directors and executive officers as a group include 849, 969 and 5,076 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's ESOP. The directors and executive officers did not individually or as a group beneficially own more than 1% of the Thermo Electron common stock outstanding as of March 1, 1997.

        (5) Shares beneficially owned by Thermedics include 2,463,353 shares that Thermedics had the right to acquire within 60 days of March 1, 1997, through the conversion of certain convertible notes of the Corporation held by Thermedics. As of March 1, 1997, Thermedics beneficially owned 63.9% of the outstanding Common Stock. Thermedics' address is 470 Wildwood Street, Woburn, Massachusetts 01888-1799. As of March 1, 1997, Thermedics' had the power to elect all of the members of the Corporation's Board of Directors. Thermedics is a majority-owned subsidiary of Thermo Electron and therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

        Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermedics and its parent company, Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except in the following instances. Thermedics filed five Forms 4 late, reporting a total of 18 transactions, consisting of 16 open market purchases of shares of Common Stock, an additional acquisition of shares of Common Stock through a merger with another entity, and the conversion of a derivative security held by Thermedics into shares of Common Stock. Thermo Electron filed eight Forms 4 late, reporting a total of 40 transactions, including the 18 transactions described above for Thermedics, an additional 19 open market purchases of shares of Common Stock and three grants to employees of options to purchase shares of Common Stock as part of its stock option plan.



                                       13
PAGE

        EXECUTIVE COMPENSATION

        NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect three-for-two stock splits with respect to the Common Stock of the Corporation and common stock of Thermo Electron, distributed in August 1996 and June 1996, respectively, each in the form of a 50% stock dividend.

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

             The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.








                                Summary Compensation Table

                                                       Long Term
                                                      Compensation
                                                       Securities
                                                       Underlying

                                       Annual       Options (No. of
             Name and     Fiscal    Compensation         Shares        All Other
        Principal Position Year   Salary    Bonus   and Company) (1) Compensation
                                                                          (2)

        John W. Wood Jr.  1996     $19,500  $17,200    2,100(TVL)    $6,750
        (3)
          Chief Executive 1995     $18,000  $16,000    1,350(TVL)    $6,750
        Officer
                          1994     $24,750   $1,905       --         $6,639

        Michael D. Norton 1996    $119,000  $60,000    2,550(TVL)    $6,346(4)
          Vice President                                 150(TMO)
                          1995    $114,000  $49,000    1,650(TVL)    $6,387

                                                      10,500(TMO)
                          1994    $110,000  $20,250   11,250(TMO)    $4,436

                                                         800(THS)
        Dominick R.       1996     $98,009  $10,000      900(TVL)    $5,353
        Congiusti (4)
          Vice President                                 150(TMO)

                          1995     $95,014  $21,000      300(TVL)    $5,621
                                                       7,500(TMO)
                          1994     $90,000  $30,000    7,500(TVL)    $3,914

                                                       2,250(TMO)



        (1) In addition to grants of options to purchase shares of Common Stock of the Corporation (designated in the table as TVL), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies:
        Thermedics (designated in the table as TMD, Thermo Electron (designated in the table as TMO) and ThermoSpectra Corporation (designated in the table as THS).

        (2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

        (3) Mr. Wood is a senior vice president of Thermo Electron and the president and chief executive officer of Thermedics, and has served as the Corporation's president and chief executive officer of the Corporation for the last three fiscal years. A portion of Mr. Wood's annual cash compensation (salary and bonus) has been
                                       14
PAGE
        allocated to and paid by each of Thermo Electron and Thermedics in each of the last three fiscal years as compensation for the services provided to these companies based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron or as president and chief executive officer of Thermedics. The annual cash compensation (salary and bonus) reported in the table for Mr. Wood represents the amount paid from all sources, including the Corporation, solely for Mr. Wood's services as chief executive officer of the Corporation. For 1996, 1995 and 1994, 10%, 10% and 15%, respectively, of Mr.
        Wood's annual cash compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief
        executive officer.   In addition, Mr. Wood has been granted
        options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

        (4) In addition to the matching contribution referred to in footnote (2), such amount includes $1,002 of compensation attributable to an interest-free loan provided to Mr. Norton pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

        (4) Mr. Congiusti was named an executive officer of the Corporation in December 1994. Compensation is reported for Mr. Congiusti for the entire 1994 fiscal year.

        Stock Options Granted During Fiscal 1996

             The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.









                           Option Grants in Fiscal 1996


                                 Percent                      Potential
                                   of                        Realizable
                                  Total                       Value at
                     Number of   Options                   Assumed Annual
                     Securities  Granted                   Rates of Stock
                     Underlying    to                           Price
                      Options   Employees Exercise Expira-  Appreciation
                      Granted   in Fiscal  Price    tion     for Option
            Name        (1)      Year(2)  PerShare  Date        Term
                                                             5%     10%

        John W.     2,100 (TVL) 1.8%     $12.78   03/07/99 $4,221 $8,883
        Wood,
        Jr.(4)
        Michael D.  2,550 (TVL) 2.1%     $12.78   03/07/99 $5,126 $10,787
        Norton

                    150   (TMO) 0.01%(3) $42.79   05/22/99 $1,011 $2,124
        Dominick R. 900   (TVL) 0.8%     $12.78   03/07/99 $1,809 $3,807
        Congiusti
                    150   (TMO) 0.01%(3) $42.79   05/22/99 $1,011 $2,124




        (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TVL), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron (designated in the table as TMO) as part of Thermo Electron's stock option program. All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting companies at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase
                                       15
PAGE
        rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. The granting corporations may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

        (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

        (3) These options were granted under stock option plans maintained by Thermo Electron or a subsidiary and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

        (4) Mr. Wood has also served as an officer of Thermo Electron since 1994 and the chief executive officer of Thermedics since 1984 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

        Stock Options Exercised During Fiscal 1996

             The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised or were outstanding during fiscal 1996.








        Aggregated Option Exercises In Fiscal 1996 And
        Fiscal 1996 Year-End Option Values


                                             Number of
                                             Unexercised
                              Shares         Options at
                              Acqui-         Fiscal Year-   Value of
                              red on         End (Exercis-  Unexercised
                              Exer-  Value   able/Unexer-   In-the-Money
        Name         Company  cise   Realizedcisable)(1)    Options

        John W.      Thermo   8,623  $61,645 78,450  /--    $319,074 /--
        Wood, Jr.    Voltek
        (2)
        Michael D.   Thermo    --     --     82,950  /--    $507,020 /--
        Norton       Voltek
                     Thermo   1,006  $22,243 26,519  /--(3) $367,090 /--
                     Electron

                     Therme-  3,905  $72,878 22,345  /--    $105,988 /--
                     dics
                     Thermo    --     --     800     /--    $1,500   /--
                     Spectra
        Dominick R.  Thermo   2,000  $21,700 24,698  /--    $135,650 /--
        Congiusti    Voltek

                     Thermo    --     --     9,900   /--    $95,926  /--
                     Electron
                     Therme   2,400  $54,120 12,100  /--    $35,323  /--
                     -dics



        (1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of the end of the fiscal year. The shares acquired upon exercise of the options
                                       16
PAGE
        reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company.

        (2) Mr. Wood also holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Corporation.

        (3) Options to purchase 11,250 shares of the common stock of Thermo Electron granted to Mr. Norton are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

        Pension Plan

             The Corporation maintains a non-contributory defined benefit plan for full-time employees of its Universal Voltronics division, including officers and other salaried employees meeting certain age and service requirements. Mr. Congiusti is the only executive officer of the Corporation who participates in the plan. The plan provides for payments in the event of normal, early or deferred retirement, or total and permanent disability or death. The plan also provides for the payment of benefits to an employee's surviving spouse or designated beneficiary.
        Covered compensation under this plan consists of salaries and bonuses. Effective as of December 31, 1993, no additional benefits have been accrued on behalf of any plan participant.
        The following table sets forth the estimated annual benefits payable under the plan upon retirement to employees of Universal Voltronics in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. Such limit is currently $150,000 per year.




                                       17
PAGE

                                          Years of Service

        AnnualCompensation     15       20        25       30        35

        $ 75,000           $15,187  $20,250   $25,312  $25,312   $25,312

        $100,000           $20,250  $27,000   $33,750  $33,750   $33,750
        $125,000           $25,313  $33,750   $42,188  $42,188   $42,188
        $150,000           $30,375  $40,500   $50,625  $50,625   $50,625




             Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.35%) of the average monthly compensation of such employee as of December 31, 1993, multiplied by years of service (up to a maximum of 25 years) as of December 31, 1993, less benefits paid upon cancellation of the Corporation's predecessor pension plan. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly compensation over the five years of highest compensation in the ten-year period preceding retirement. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection. For Mr. Congiusti, the only executive officer who participates in the plan, the compensation recognized for plan purposes is $87,593, and the credited years of service for Mr. Congiusti was three years as of December 31, 1993.

        Severance Agreements

             In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists if (i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo
                                       18
PAGE

        Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of March 1, 1997, Mr. Wood would have received approximately $367,000.

        COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board Of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based
                                       19
PAGE
        incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

             The process for determining each of these elements for the Corporation's executive officers is outlined below.

        Base Salary

             Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the
                                       20
PAGE

        Stockholders.   These measures of achievements are not financial
        targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation vary among the executives, depending on their roles and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to 1996 performance in each instance exceeded the median potential bonus.

        Stock Option Program

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model). As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

             In 1996, the Committee granted options to purchase Common Stock of the Corporation to the chief executive officer and the other named executive officers based on their holdings of such stock and vested rights to acquire such stock throughout the year, which the Committee considers each year. The option awards made to the named executive officers in 1996 with respect to the
                                       21
PAGE
        common stock of Thermo Electron was determined by the human resources committee of the board of directors of the granting company under a similar program.

             Other discretionary awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential with the organization), as well as the value of previously awarded options as described above, in determining discretionary option
        awards.   The Committee made no such discretionary awards to the
        named executive officers in 1996.

        Stock Ownership Policies

             During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

             In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the
        loan, unless otherwise authorized by the Committee.   In 1996,
        Mr. Michael D. Norton, a vice president of the Corporation, received a loan in the amount of $65,166.00. See "Relationship with Affiliates - Stock Holding Assistance Plan."

             The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

        Policy on Deductibility of Compensation


                                       22
PAGE

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
        Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

        1996 CEO Compensation

             The salary and bonus of Mr. Wood is established using the same criteria as for the salaries and bonuses for the Corporation's other executive officers. However, the cash compensation for Mr. Wood is reviewed and established by the human resources committee of the board of directors of Thermo Electron, due to Mr. Wood's position and responsibilities as a senior vice president of that company. The Corporation's Committee reviews the total annual cash compensation of Mr. Wood determined by the Thermo Electron committee and agrees to an allocation of such annual cash compensation to the Corporation, taking into account Mr. Wood's relative responsibilities at the Corporation and other Thermo Electron companies. The Committee agreed to an allocation of approximately 10% of Mr. Wood's 1996 cash compensation to the Corporation.

             In 1996, the Committee also approved stock option awards to Mr. Wood with respect to the Corporation's Common Stock. The Committee annually considers an award of stock options to executive officers of the Corporation, which are generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase share of Common Stock to Mr. Wood in 1996 was made under this program.

        Mr. William W. Hoover (Chairman)
        Dr. Elias P. Gyftopoulos


        COMPARATIVE PERFORMANCE GRAPH

             The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The
                                       23
PAGE

        Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group.

        Comparison of 1991-1996 Total Return Among Thermo Voltek
        Corporation,
        the American Stock Exchange Market Value Index and the
        Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group

        GRAPH APPEARS HERE

                  12/31/9112/31/92  12/31/9312/30/94 12/29/95 12/27/96

         TVL      100     82        171     155      290      304
         AMEX     100     101       121     110      139      147
         DJECEI   100     101       110     115      150      185



             The total return for the Corporation's Common Stock (TVL), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group (DJECEI) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TVL."

        RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. Thermedics has created Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc. as publicly held subsidiaries, and has acquired the majority interest in the Corporation, which until 1990 was an unaffiliated public company. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the
                                       24
PAGE
        nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from
                                       25
PAGE
        participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $485,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

             As of December 28, 1996, $16,623,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, government and agency securities, money market funds, certificates of deposit and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a
                                       26
PAGE
        maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

             Thermedics holds two subordinated convertible notes of the Corporation. One is in the principal amount of $6.0 million, bears interest at a rate of 6/%, is due 2002 and is convertible into Common Stock at a conversion price of $4.27 per share (the "6/% Note"). The other note is in the principal amount of $4 million, bears interest at a rate of 5%, is due 2003 and is convertible into Common Stock at a conversion price of $3.78 per share (the "5% Note").

             Thermo Electron and Thermedics owned of record approximately 0.5% and 51%, respectively, of the Corporation's outstanding Common Stock on December 28, 1996. In January 1996, Thermedics acquired 315,199 shares of the Corporation's Common Stock, or approximately 6.5% of the Corporation's outstanding Common Stock, from Thermo Electron. Thermedics intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermedics of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either on the open market or directly from the Corporation, at prevailing market prices, or pursuant to conversion of the 6/% Note or the 5% Note.

        Stock Holding Assistance Plan

             In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to purchase Common Stock in the open market. In 1996, Mr. Michael D. Norton, a vice president of the Corporation, received a loan in the amount of $65,166.00 under this plan to purchase 5,000 shares of Common Stock. The loan is required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee.

        - PROPOSAL 2-

        PROPOSAL TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE CORPORATION'S EQUITY INCENTIVE PLAN

             The Board of Directors has an approved amendment to the Corporation's equity incentive plan (the "Equity Incentive Plan") that would increase the number of shares of Common Stock available for issuance under the Equity Incentive Plan by 300,000 shares. The increase in shares is being recommended to the Stockholders for their approval at the Meeting.
                                       27
PAGE

             The Equity Incentive Plan was first approved by the Stockholders in 1994. As of March 1, 1997 and before giving effect to the proposed increase, options to purchase 254,450 shares of Common Stock were outstanding under the Equity Incentive Plan, options to purchase 21,300 shares of Common Stock had been exercised and options to purchase 39,100 shares had lapsed or been cancelled. As of March 1, 1997, options to purchase 23,250 shares were available for future grant under the Equity Incentive Plan.

             The Board of Directors believed that the shares available for future grant under the Equity Incentive Plan were not sufficient to fund the Corporation's stock-based incentive program and increased the number of shares reserved for future grant by 300,000 shares in March 1997, subject to Stockholder approval. It has been the Committee's objective to award net options to purchase up to 12% of the outstanding Common Stock over a five-year period. The options outstanding and the shares remaining available for future grant under the Equity Incentive Plan represent approximately 2.8 % of the outstanding Common Stock as of April 7, 1997. After giving effect to the increase, the options outstanding and shares available for future grant would represent approximately 5.8 % of the outstanding Common Stock. The Board of Directors believes that it is in the Corporation's best interest to be able to continue to grant stock-based incentives to its key employees, executive officers and directors.

        Summary of the Equity Incentive Plan

             The following summary of the terms of the Equity Incentive Plan is qualified in its entirety by reference to the plan.

        Administration; Eligible Participants

             The Equity Incentive Plan is administered by the Board of Directors of the Corporation (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board does not have the authority under the Equity Incentive Plan to reprice outstanding option awards or to grant stock appreciation rights. The Board may delegate any or all of its responsibilities under the Equity Incentive Plan to a committee appointed by the Board consisting
                                       28
PAGE
        of two or more "non-employee" directors within the meaning of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the Exchange Act").

             Employees and directors of, and consultants to, the Corporation and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Corporation and its subsidiaries, selected by the Board, are eligible to participate in the Equity Incentive Plan. Approximately 300 persons are eligible to participate in the existing plan of the Corporation.

        Shares Subject to the Incentive Plan; Use of Proceeds

             The number of shares of the Common Stock currently reserved for future issuance under the Equity Incentive Plan, before giving effect to the proposed increase, is currently 277,700 shares, and if the increase is approved, the number of shares reserved for future issuance under the plan would increase to 577,700 shares. The number of shares reserved under the Equity Incentive Plan is subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Corporation, satisfied by a cash payment by the Corporation or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

             The proceeds received by the Corporation from transactions under the Equity Incentive Plan will be used for the general purposes of the Corporation. Shares issued under the Equity Incentive Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

        Types of Awards; Limitations on Awards

             The Equity Incentive Plan permits the Board to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Board. Without limiting the foregoing, the types of awards may include stock options, restricted and unrestricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the Equity Incentive Plan, and loans to participants in connection with awards. The Board may not, however, grant in excess of 1% of the outstanding shares of Common Stock (calculated as of the beginning of a calendar year) to any recipient under any award or combination of awards granted during a calendar year.

        Stock Options

             Awards under the Equity Incentive Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price.
                                       29
PAGE

        Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Board, but may not be less than 85% of the fair market value per share of Common Stock on the date of grant.

             The term of each option will be fixed by the Board. The Board will also determine at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board. The Board may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the option holder will receive shares of restricted stock or deferred stock awards.

             The exercise price of options granted under the Equity Incentive Plan must be paid in full by check or other instrument acceptable to the Board or, if the Board so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Board expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Corporation payable on terms acceptable to the Board, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Corporation to pay the exercise price, or some combination of these methods.

             Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code. Incentive stock options may be granted only to employees of the Corporation and its subsidiaries. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the Equity Incentive Plan after the tenth anniversary of the date the Board adopted the Equity Incentive Plan and the latest date on which an incentive stock option may be exercised is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of Stockholders owning more than ten percent (10%) of the Corporation's Common Stock.

        Restricted Stock and Unrestricted Stock

             The Board may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall
                                       30
PAGE
        be determined by the Board, but may not be less than the par value of those shares. In addition, the Board may not grant in excess of 10% of the shares reserved under the Equity Incentive Plan in the form of restricted stock.

             Generally, if a participant who holds shares of restricted stock fails to satisfy such restrictions or other conditions as may be determined by the Board (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Corporation will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Board as specifically set forth in the instrument evidencing the award. The Board may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award.

             The Board may also grant shares that are free from any restrictions under the Equity Incentive Plan ("unrestricted stock"). Unrestricted stock may be issued in recognition of services or in such other circumstances that the Board deems to be in the best interests of the Corporation.

        Deferred Stock

             The Board may also make deferred stock awards under the Equity Incentive Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Board specifies. The Board may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

        Performance Awards

             The Board may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Corporation performance goals over a fixed or determinable period or on such other conditions as the Board shall determine.

        Loans and Supplemental Grants

             The Board may authorize a loan from the Corporation to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Board, may be either secured or unsecured, and may be with or without recourse against the participant in the
                                       31
PAGE
        event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Board shall determine. In connection with any award, the Board may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

        Payment of Purchase Price

             Except as otherwise provided in the Equity Incentive Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Board, provided that the purchase price of Common Stock shall not be less than its par value. The Board may determine the method of payment for Common Stock acquired pursuant to the Equity Incentive Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Board may, upon the request of a participant, defer the date on which payment under any award will be made.

        Change in Control Provisions

             Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Corporation as defined in the Equity Incentive Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Corporation. Generally, a "Change of Control" occurs if (1) any person other than Thermo Electron becomes the beneficial owner of 50% or more of the outstanding Common Stock of the Corporation, or any person becomes the benefial owner of 25% or more of the outstanding Common Stock of Thermedics or Thermo Electron, without the prior approval of the Board, or the board of directors of Thermedics or Thermo Electron, as the case may be, (2) during any two-year period the individuals who constituted the Board or the board of directors of Thermedics or Thermo Electron at the beginning of such period no longer represent a majority of such board or (3) the Board or the board of directors of Thermedics or Thermo Electron determines that any other event constitutes an effective change in control of the Corporation.

        Nature of Rights as Stockholder Under the Equity Incentive Plan
                                       32
PAGE

             Except as specifically provided by the Equity Incentive Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock.

        Adjustments for Stock Dividends, etc.

             The Board will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the Equity Incentive Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Board may also make appropriate adjustments to avoid distortions in the operation of the Equity Incentive Plan.

        Amendment and Termination

             The Equity Incentive Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the Equity Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Equity Incentive Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges or of any federal tax law or regulation relating to incentive stock options.

        Stock Withholding

             In the case of an award under which Common Stock may be d delivered, the Board may permit the participant or other appropriate person to elect to have the Corporation hold back from the shares to be delivered, or to deliver to the Corporation, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

        Federal Income Tax Consequences

             The following is a summary of the principal current federal income tax consequences of transactions under the Equity
        Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local or foreign tax consequences.

        Incentive Stock Options

             No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise
                                       33
PAGE
        of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Corporation.

             If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Corporation will be entitled to deduct such amount. Any further gain realized will be taxed as short- or long-term capital gain and will not result in any deduction by the Corporation. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

             If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

        Non-statutory Options

             With respect to non-statutory stock options granted under the Equity Incentive Plan, no income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and at disposition, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.
        Restricted Stock

                A recipient of restricted stock (stock subject to forfeiture provisions) generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject
                                       34
PAGE
        to forfeiture, less any amount paid for such stock. A restriction only as to the time stock can be resold is not a substantial risk of forfeiture, and therefore is not considered restricted stock under this provision of the Equity Incentive Plan. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or ordinary loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins when the forfeiture period expires (or upon the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the Equity Incentive Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

        Deferred Stock

             The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

        Performance Awards

             The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Corporation will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Corporation) at the time of receipt. The capital gain or loss
                                       35
PAGE
        holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

        Loans and Supplemental Grants

             Generally speaking, bona fide loans made under the Equity Incentive Plan will not result in taxable income to the recipient or in a deduction to the Corporation. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Corporation. Forgiveness of all or a portion of a loan will also result in income to the borrower and a deduction for the Corporation. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Corporation.

        New Plan Benefits

             The following table sets forth, to the extent determinable, the number of shares of the Common Stock of the Corporation that have been authorized to be granted under the Equity Incentive Plan to the chief executive officer, the other named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers as a group. Aside from the options authorized to be granted to the chief executive officer and the president of the Corporation in future installments, no other option grants are conditioned upon Stockholder approval of the increase in the number of shares available under the Equity Incentive Plan.

        Equity Incentive Plan

                                                     Number of Shares
        Name and Positition      Dollar Value(4)     of Common Stock

        John W. Wood, Jr.
        Chief Executive Officer        N/A                     N/A
        Michael D. Norton
        Vice President                 N/A                     N/A
        Dominick R. Congiusti
        Vice President                 N/A                     N/A
        Executive Group               $171,000                 $75,000
        Non-Executive Director Group   N/A                     N/A
        Non-Executive Officer
        Employee Group                 N/A                     N/A



                                       36
PAGE

        Recommendation

             The Board of Directors believes that the amendment to the Equity Incentive Plan will provide the Corporation with the ability to continue to provide incentive compensation for employees and others who are expect to make significant contributions to the future growth and success of the Corporation, to reward such individuals for such contributions and to encourage such individuals to take into account the long-term interests of the Corporation and its Stockholders through ownership of the Corporation's Common Stock.
        Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the amendment to the Equity Incentive Plan. If not otherwise specified, Proxies will be voted FOR approval of the amendment of the Equity Incentive Plan.

        APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

        OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

        STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 12, 1998.

        SOLICITATION STATEMENT

             The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, by facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to
                                       37
PAGE
        forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

        Woburn, Massachusetts
        May 8, 1997















































                                       38
PAGE

        FORM OF PROXY

        THERMO VOLTEK CORP.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

             The undersigned hereby appoints John N. Hatsopoulos, Jonathan W. Painter and John W. Wood Jr., or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Voltek Corp., a Delaware corporation (the "Company"), to be held on Monday, June 2, 1997, at 1:30 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 7, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


        (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                       Please mark your
        [   x   ]      votes as in this
                       example.

        1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

                  FOR       [    ]         WITHHELD  [    ]

        ______________________________________
        FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

        Nominees: Elias P. Gyftopoulos, William W. Hoover, Sandra L. Lambert, Theo Melas-Kyriazi, Peter Richman and John W. Wood Jr.

                        FOR       AGAINST      ABSTAIN
                       [       ] [       ]    [         ]
        2.   Approve management proposal to increase the

             number of shares available for grant under the Corporation's equity incentive plan by 300,000 shares.

        3. In their discretion on such other matters as may properly come before the Meeting.

        The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.
                                       39
PAGE

        Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

        SIGNATURE(S)_______________________________________
        DATE_________________

        Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.










































                                       40